================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                               AMENDMENT NO. 1 TO
                                 SCHEDULE 14D-9
                                 (RULE 14d-101)

                   SOLICITATION/RECOMMENDATION STATEMENT UNDER
             SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

                             ----------------------

                                    IBP, INC.
                            (Name of Subject Company)

                                    IBP, INC.
                      (Name of Person(s) Filing Statement)
                             ----------------------

                     Common Stock, Par Value $0.05 Per Share
                         (Title of Class of Securities)
                             ----------------------

                                    449223106
                      (CUSIP Number of Class of Securities)
                             ----------------------

                              SHEILA B. HAGEN, ESQ.
                                 General Counsel
                                    IBP, inc.
                             800 Stevens Port Drive
                             Dakota Dunes, SD 57049
                            Telephone: (605) 235-2061

   (Name, Address and Telephone Number of Person authorized to Receive Notice and Communication
                  on behalf of the Person(s) Filing Statement)

                             ----------------------

                                 With a copy to:

                              SETH A. KAPLAN, ESQ.
                         Wachtell, Lipton, Rosen & Katz
                                51 W. 52nd Street
                               New York, NY 10019
                                 (212) 403-1000
                             ----------------------

| | Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

================================================================================

      IBP, inc. ("IBP" or the "Company") hereby amends and supplements its Solicitation/Recommendation Statement on Schedule 14D-9 dated July 3, 2001 (as amended and supplemented, the "Schedule 14D-9") filed by the Company with the Securities and Exchange Commission. This amendment constitutes Amendment No. 1 to the Schedule 14D-9.

      The Schedule 14D-9 (including the Information Statement attached as Annex C thereto) is hereby amended to delete the reference to "Tuesday, July 31, 2001" as the expiration date of the Offer in the fourth paragraph of the Information Statement and replace it with "Friday, August 3, 2001."

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  July 6, 2001                            IBP, INC.



                                               By: /s/ Larry Shipley
                                                  ------------------------------
                                                  Name: Larry Shipley
                                                  Title: Chief Financial Officer